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                                                                    Exhibit 10.1

                              EMPLOYMENT AGREEMENT



            EMPLOYMENT AGREEMENT ("Agreement"), dated as of May 29, 1997, by and among ACORN PRODUCTS, INC., a Delaware corporation ("Acorn"), and UNIONTOOLS, INC., a Delaware corporation ("UnionTools" and, together, with Acorn, the "Company"), and GABE MIHALY, an individual residing in the State of Ohio (the "Executive").



                               W I T N E S S E T H

            WHEREAS, the Executive wishes to continue to serve as President and Chief Executive Officer of the Company and the Company wishes to secure the services of the Executive under the terms described below.

            NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained in this Agreement, the parties hereto agree as follows:

      1. Term of Employment. The Company hereby employs the Executive for a term (the "Term") of five years commencing upon the date hereof, which Term shall automatically be extended for, and include, successive one-year periods thereafter unless written notice of non-renewal is provided at least 90 days, if by the Executive, or one year, if by the Company, prior to the expiration of the then current Term. In the event of non-renewal of the Term, the obligations and covenants of the parties hereunder shall be of no further force and effect as of the end of the Term, except those obligations which shall survive this Agreement as set forth in Section 12, and except for vested fringe benefits and compensation earned by the Executive pursuant to Section 3 up to the termination date.

      2. Duties of Executive. During the Term, the Executive shall perform the duties of President of Acorn and President and Chief Executive Officer of Union Tools. Subject to supervision by the Board of Directors of each such corporation and by the Chief Executive Officer of Acorn, if other than the Executive, the Executive shall have overall charge of the business affairs of the Company, with the duties, responsibilities and authorities normally associated with such position. The Executive also shall serve as a director of Acorn and UnionTools and as an officer and/or director of one or more affiliates and subsidiaries of Acorn and UnionTools (the "Subsidiaries") as Acorn's Board of Directors shall request and shall be entitled to no additional remuneration for such service.

      During the Term, the Executive shall devote substantially all of his business time and efforts to the business and affairs of the Company and will not engage in any activity which interferes with the performance of his duties hereunder.
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      3.    Compensation.

            3.1 Base Salary. In consideration of the Executive's service hereunder, the Company shall pay to the Executive an annual base salary of $296,000 (the "Base Salary"). The Base Salary shall be payable in accordance with the standard policies of the Company in existence from time to time, subject to any deductions required by law.

            Beginning on January 1, 1998, the Base Salary shall be increased annually on January 1 of each year during the Term of this Agreement by the Percentage Increase (as defined below) of the Consumer Price Index for All Urban Consumers for All Cities for all items as published by the Bureau of Labor Statistics of the United States Department of Labor (the "Index") for the 12 months ending immediately prior to such January 1. For purposes hereof, "Percentage Increase" shall mean such percentage equal to the fraction, the numerator of which shall be the Index for the immediately preceding December less the Index for the second preceding December, and the denominator of which shall be the Index for the second preceding December.

            3.2 Bonus. In addition to the Base Salary, the Executive shall be entitled to a cash bonus (the "Annual Cash Bonus") within three months after the end of each fiscal year of the Company, with the amount thereof to be determined at the discretion of the Board of Directors and payable in accordance with the standard policies of the Company in existence from time to time, subject to any deductions required by law.

            In addition to the Annual Cash Bonus, if (i) the Executive is employed by the Company on January 5, 1998, (ii) the Executive has died prior to January 5, 1998 or (iii) the Executive's employment has been terminated, other than by the Executive (except pursuant to Section 4.1(b) hereof) or pursuant to
Section 4.4 hereof, the Company shall pay to the Executive (or his estate or personal representative, if applicable) on January 12, 1998 a cash bonus of $260,000 (the "One-Time Cash Bonus"). The Annual Cash Bonus and the One-Time Cash Bonus collectively are referred to herein as the "Bonuses".

            3.3 Additional Benefits. In addition to the compensation explicitly provided for herein, the Executive shall be entitled to such fringe benefits as are made available generally to the senior executives of the Company, including participation in such pension, group life, disability, health and other similar benefit or insurance programs as are now or hereafter made available generally to such executives, including any "top hat" pension program which the Company may adopt for some or all of its senior executives during the Term. Without limiting the foregoing, the Executive shall be entitled to a car allowance in the amount of $750 per month and the Executive shall be entitled to membership in one country or other social club selected by him and approved by the Company. All benefits payable pursuant to this Section 3.3 are herein referred to as the "Additional Benefits".

            3.4 Expenses. The Executive shall be reimbursed by the Company for all reasonable, out-of-pocket ordinary and necessary business expenses incurred by the Executive for the purpose of and in connection with the performance of the Executive's services hereunder. Such reimbursement shall be made upon presentation of vouchers or other


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statements itemizing such expenses in reasonable detail consistent with the
Company's policies.

            3.5. Vacation. The Executive shall be entitled to such amount of paid vacation during each year as shall be afforded to the other senior executives of the Company.

            3.6. Life Insurance, Disability. The Company shall maintain for the Executive during the Term a term life insurance policy of not less than $750,000 and disability insurance providing benefits upon disability at least equal to 70% of the Base Salary. The Executive shall be entitled to designate the beneficiaries of such policies.

      4.    Termination of Employment.

            4.1   Termination Without Cause; Resignation for Good Reason.

                  (a) Termination Without Cause. During the Term, the Company may terminate this Agreement without Cause, effective upon the occurrence of any of the following events:

                        (i) 30 days after written notice is delivered to the
            Executive by the Company of the determination of the permanent disability of the Executive, defined for purposes of this subparagraph (a) as incapacity of the Executive to fulfill his normal duties and responsibilities hereunder for a period of 120 work days out of 150 consecutive work days by reason of physical or mental disability as determined by a medical doctor reasonably acceptable to both the Board of Directors of Acorn and the Executive or his personal representative and confirmed in writing by such doctor, which confirmation shall be submitted to the Board of Directors of Acorn and to the Executive or his personal representative;

                        (ii)  the death of the Executive; or

                        (iii) 60 days after written notice of termination is
            delivered to the Executive by the Company for any reason other than pursuant to subsections (a)(i) or (a)(ii) of this Section or Section
            4.4 hereof.

                  (b) Resignation for Good Reason. During the Term, the Executive may terminate this Agreement for Good Reason 30 days after written notice is delivered to the Company by the Executive. "Good Reason" shall mean (i) a material adverse change or diminution in the Executive's duties or responsibilities, offices, facilities, staff assistance, fringe benefits or other indicia of the Executive's position or (ii) any other material breach by the Company of its obligations under this Agreement. "Good Reason" shall not include relocation of the Executive's personal residence or office pursuant to the relocation of the Company's executive offices from Columbus, Ohio.


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                  (c) Upon termination of this Agreement pursuant to this
      Section 4.1, the obligations and covenants of the parties hereunder shall be of no further force and effect, except those obligations which shall survive this Agreement as set forth in Section 12 and except for the payment obligations of the Company set forth in Section 4.2 below.

            4.2 Payment Obligations of the Company upon Termination Without Cause or Resignation for Good Reason. In the event of any termination of this Agreement pursuant to Section 4.1 hereof, the Company shall be obligated to the Executive as follows:

                  (a) In the event of termination pursuant to Section 4.1(a)(i) or (ii), the Executive or his estate, as the case may be, shall be entitled to receive (i) all compensation and other benefits, including, without limitation, the Base Salary, any Bonuses and Additional Benefits to which the Executive is entitled through the date of such termination and (ii) the Additional Benefits for a period of one year after such termination. If, for any reason, the Company cannot provide any such Additional Benefits, it shall pay to the Executive the present value thereof in cash at an assumed per annum interest rate of seven percent (7%).

                  (b) In the event of termination pursuant to Section 4.1(a)(iii) or (b), the Executive or his estate shall be entitled to receive (i) all compensation and other benefits, including, without limitation, the Base Salary, any Bonuses and Additional Benefits to which the Executive is entitled through the date of such termination, (ii) a lump sum payment, to be paid on the fifth day following the date of termination of the Executive's employment, in an amount equal to all Base Salary due the Executive through the Term and (iii) the Additional Benefits for a period of one year after such termination. If, for any reason, the Company cannot provide any such Additional Benefits, it shall pay to the Executive the present value thereof in cash at an assumed per annum interest rate of seven percent (7%).

                  (c) In the event of termination pursuant to Section 4.1(a)(iii) or (b) within two years following a Change of Control, the Executive or his estate also shall be entitled to receive a lump sum payment, to be paid on the fifth day following the date of termination of the Executive's employment, in an amount equal to the difference between
      (i) three times the highest aggregate annual compensation (including salary, bonuses and incentive payments) includible in gross income paid to the Executive during any one of the three taxable years preceding the date of the Executive's termination minus (ii) the compensation received by the Executive pursuant to clause (ii) of Section 4.2(b).

            For purposes of this Section 4.2, the following terms shall have the following meanings:

            "Affiliate" of any specified Person (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) shall mean
(i) any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control


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with such specified Person or (ii) any Person who is a director or officer (a)
of such Person, (b) of any subsidiary of such Person or (c) of any Person described in clause (i) above. For purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meaning correlative to the foregoing.

            A "Change of Control" occurs upon any of the following events: (i) the acquisition by any Person (as defined in Section 13(d) of the Exchange Act), other than TCW or Oaktree, of beneficial ownership (as defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except such Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time) of securities of the Company (a) having 25% or more of the total voting power of the then outstanding voting securities of the Company and (b) having more voting power than the securities of the Company beneficially owned by Oaktree; (ii) during any 12 month period, a change in the Board of Directors of Acorn occurs such that Incumbent Members (as defined below) do not constitute a majority of the Board of Directors of Acorn; (iii) a sale of all or substantially all of the assets of Acorn or UnionTools; or (iv) the consummation of a merger or consolidation of the Company with any other Person, provided, however, that no Change of Control shall have occurred pursuant to this clause
(iv) if (A) after such merger or consolidation the voting securities of Acorn prior to such merger or consolidation continue to represent more than 50% of the combined voting power of such Person or (B) if such merger or consolidation does not result in a material change in the beneficial ownership of Acorn's voting securities.

            "Incumbent Members" shall mean the members of the Board of Directors of Acorn on the date immediately preceding the commencement of a twelve-month period, provided that any person becoming a Director during such twelve-month period whose election or nomination for election was approved by a majority of the Directors who, on the date of such election or nomination for election, comprised the Incumbent Members shall be considered one of the Incumbent Members in respect of such twelve-month period.

            "Oaktree" shall mean Oaktree Capital Management, LLC and its Affiliates, including any partnerships, separate accounts or other entities managed by Oaktree.

            "TCW" shall mean: TCW Special Credits Plus Fund; TCW Special Credits Fund III; TCW Special Credits Fund IIIb; TCW Special Credits Fund IV; TCW Special Credits Trust; TCW Special Credits Trust IIIb; TCW Special Credits Trust IV; TCW Special Credits Trust IVa; TCW Special Credits, as investment manager of Delaware State Employees' Retirement Fund, Weyerhaeuser Company Pension Trust and The Common Fund for Bond Investments; and any of their respective Affiliates.

            4.3 Payment Obligations of the Company Upon Non-Renewal of the Agreement. If the Company provides the Executive with notice of non-renewal pursuant to Section 1 hereof, the Executive shall be entitled to receive a lump sum payment, to be paid on the fifth day following the expiration of the Term, in an amount equal to the Executive's then-


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current Base Salary; provided, however, that if this Agreement subsequently is terminated pursuant to Section 4.1(a)(iii) or 4.1(b), the Company shall also be obligated to make payments to the Executive pursuant to Section 4.2(b).

            4.4 Termination for Cause. During the Term, this Agreement may be terminated for Cause effective upon receipt by the Executive of the Company's written notice specifying a valid basis for termination of the Executive for Cause. "Cause" shall mean:

                  (a) the Executive's criminal conviction for fraud, embezzlement, misappropriation of assets or any other felony (excluding traffic violations); or

                  (b) the continuance of willful and repeated failures by the Executive to perform his obligations under this Agreement which have not been cured by the Executive within thirty (30) days following receipt of written notice from the Board of Directors of Acorn specifying such failure and the action required by the Executive to cure such breach of his obligations hereunder.

                  Upon termination of this Agreement by the Company for Cause, the obligations and covenants of the parties hereunder shall be of no further force and effect, except those obligations which shall survive this Agreement as set forth in Section 12, and except for vested fringe benefits and compensation earned by the Executive pursuant to Section 3 up to the termination date.

      5. Pension Plans. The Executive shall participate in the pension plans of the Company for purposes of receiving the pension benefits contemplated by
Section 3.5. For purposes of calculating years of service, vesting, benefit accrual and other terms under such plans and any other plans in which the Executive is eligible to participate pursuant to Section 3.5, the Executive shall be deemed to have been employed by Union Tools since June 1, 1991 and, if terminated pursuant to Sections 4.1(a) or 4.1(b), the Executive shall receive credit for the period of time corresponding to the remainder of the Term, for such purposes to be not less than three years from the date of such termination.

      To the extent the Company is not able by the terms of such plans to extend or continue participation by the Executive under such plans in accordance with this Section 5, whether because of the sale of Union Tools, termination of the employment of the Executive or otherwise, the Company shall provide on a supplemental basis benefits equal to the additional amounts which the Executive would have received under such plans if participation had been extended as required.

      6.    Non-Competition; Confidentiality.

            6.1 Non-Competition. At all times during the Term, and for a period of (a) one year thereafter in the event of termination of this Agreement by the Company pursuant to Section 4.4 hereof or termination of this Agreement by the Executive before the end of the Term or (b) six months thereafter in the event of non-renewal of the term of this Agreement at


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the election of the Executive, the Executive shall not commit any Prohibited
Acts (as defined in Section 6.2 below).

            For purposes of this Section 6.1, the following terms shall have the following meanings:

            "Direct Competitor" shall mean any company which is or becomes a significant and direct competitor of Acorn, UnionTools or the Subsidiaries on or after the date of this Agreement. A company will be considered a significant and direct competitor of Acorn, UnionTools or the Subsidiaries if such company acquires a 10% or greater market share in the United States of any product category which accounts for 10% or more of the revenue of Acorn, UnionTools and the Subsidiaries on a consolidated basis in any of the last three fiscal years.

            "Prohibited Acts" shall mean owning, managing, operating, controlling or participating in the ownership, management, operation or control of, or being connected as an officer, employee, partner, director, agent or consultant of, or having any financial interest in, any Direct Competitor.

            6.2 De Minimis Stock Ownership. Notwithstanding any other provisions of this Section 6, ownership of five percent (5%) or less of any class of voting securities of a company listed on a nationally recognized stock exchange or for which prices are quoted on the NASDAQ National Market shall not constitute a violation hereof.

            6.3 Confidentiality. The Executive agrees, at all times during and after the Executive's employment hereunder, to hold in strictest confidence, and not to disclose to any person, firm or corporation, without the express written authorization of the Board of Directors of Acorn, any trade secrets, such as inventions, processes, formulae, programs, data, any financial information or any secret or confidential information relating to the research and development program, products, vendor and marketing programs, customers, customers' information, sales or business of the Company, except as such disclosure or use may be required in connection with his work for the Company or is published or otherwise readily available to the public or becomes known to the public other than by breach by him of this Agreement.

            The Executive further agrees, upon termination of this Agreement, to promptly deliver to the Company all notes, books, engineering records, correspondence, drawings, magnetic tape, punch cards, computer storage information or media, and any and all other written and graphical records in his possession or under his control relating to the past, present or future business, products, or projects of the Company.

            6.4 Remedies. It is recognized that damages in the event of breach by the Executive of this Section 6 would be difficult, if not impossible, to ascertain, and it is therefore agreed that the Company, in addition to and without limiting any other remedy or right it may have, shall have the right to an injunction or other equitable relief, in any court of competent jurisdiction, enjoining any such breach, and the Executive hereby waives any and


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all defenses he may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right shall not preclude or impair any other rights and remedies at law or in equity that the Company may have.

      7. Indemnification. The Company will indemnify the Executive against all costs, charges and expenses (including reasonable attorneys' fees) incurred or sustained by him in connection with any claim, action, suit or proceeding to which he may be made a party by reason of his being an officer, director or employee of the Company or the Subsidiaries, provided the Executive acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was illegal. In addition, the Company shall indemnify the Executive for all costs, including reasonable attorneys' fees, incurred by the Executive in connection with any successful action by the Executive to enforce or otherwise determine or insure compliance by the Company with the terms of this Agreement.

      8. Certain Additional Payments by the Employers. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, collectively, the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (the "Excise Tax Payment") in an amount equal to the Excise Tax imposed upon the Payment and any additional payments made pursuant to this Section 8.

      9. Assignability; Binding Nature.

                  (a) This Agreement shall inure to the benefit of the Company and the Executive and their respective successors, heirs (in the case of the Executive) and assigns. For purposes of this Agreement, the term "successor" of the Company shall include any person or entity, whether direct or indirect, whether by purchase, merger, consolidation, operation of law, assignment or otherwise who acquires or controls all or substantially all of the assets of Acorn or UnionTools.

                  (b) The Company shall require any successor of the Company, by an agreement in form and substance reasonably satisfactory to the Executive, to expressly assume and agree to be bound by the terms of this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had occurred. The Company shall be in material breach of this Agreement if any such successor fails to expressly assume or otherwise agree to guaranty performance of this Agreement to the extent the Company was obligated prior to any succession.


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                  (c) Except as expressly stated in Section 9(a) above, this
      Agreement shall be non-assignable by either the Company or the Executive without the prior written consent of all parties hereto.

      10. Notices. Any notice hereunder shall be properly given if by personal delivery or registered or certified mail, return receipt requested, as follows:

      If to Executive, at his address as it appears on the payroll records of Union Tools.

            If to the Company to:

                  Acorn Products, Inc.
                  500 Dublin Avenue
                  Columbus, Ohio  43216
                  Attention:  President

            with a copy to:

                  Conor D. Reilly, Esq.
                  Gibson, Dunn & Crutcher LLP
                  200 Park Avenue
                  New York, N.Y. 10166-0193

or to such other addresses as the parties may designate in writing.

      11. Integration; Modification. Except for the letter agreement, dated as of the date hereof, among Acorn, UnionTools and the Executive, this Agreement shall supersede all previous negotiations, commitments and writings with respect to the employment of the Executive. This Agreement may not be released, discharged, abandoned, changed or modified in any manner, except by an instrument in writing signed on behalf of each of the parties hereto. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provisions, nor in any way to affect the validity of this Agreement or the right of any party thereafter to enforce each and every such provisions. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

      12. Survival of Certain Obligations. Except as otherwise specifically provided for herein, the obligations of the parties pursuant to Sections 3.3, 3.4, 4.2, 6, 7, 8 and this Section 12 shall survive the termination of this Agreement.

      13. Severability. If any term or provisions of this Agreement is declared invalid by a court of competent jurisdiction the remaining terms and provisions of this Agreement shall remain unimpaired. If any term or provisions of Section 6 of this Agreement, or portion thereof, is so broad in scope or duration as to be unenforceable, such provision or portion thereof shall be interpreted to be only so broad as is enforceable.


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      14.   Captions.  The captions appearing in this Agreement are
inserted only as a matter of convenience and as a reference and in no way define, limit or describe the scope or intent of this Agreement or any of the provisions hereof.

      15. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of New York without giving effect to any choice or conflict of laws provisions or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

      16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


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            IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first above written.


                                    ACORN PRODUCTS, INC.

                                    By: /s/ Conor D. Reilly
                                            ---------------------------
                                    Name:   Conor D. Reilly
                                    Title:  Chairman of the Board



                                    UNION TOOLS, INC.

                                    By: /s/ Conor D. Reilly
                                            ----------------------------
                                    Name:   Conor D. Reilly
                                    Title:  Chairman of the Board



                                    /s/  Gabe Mihaly
                                         --------------------------------
                                         Gabe Mihaly


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